ADC TELECOMMUNICATIONS, INC.

CHANGE IN CONTROL

SEVERANCE PAY PLAN

(2007 Restatement)

Effective January 1, 2007
ADC TELECOMMUNICATIONS, INC.

CHANGE IN CONTROL

SEVERANCE PAY PLAN

TABLE OF CONTENTS

Page

SECTION 1
INTRODUCTION

1.1. Establishment. ADC Telecommunications, Inc., a Minnesota corporation, has previously established and maintained a welfare benefit plan to provide severance benefits to certain Eligible Employees following a Change in Control. In its most recent form, this severance plan is embodied in a document entitled “ADC Telecommunications, Inc. Change in Control Severance Pay Plan (2002 Restatement).” The terms of this restated Plan Statement are intended to comply with final regulations issued under section 409A of the Code, as added by the American Jobs Creation Act of 2004. The terms of this restated Plan Statement are generally effective January 1, 2007.

1.2. Definitions. When the following terms are used in this document with initial capital letters, they shall have the following meanings.

1.2.1. Base Pay — the regular basic cash remuneration before deductions for taxes and other items withheld, payable to a Participant for services rendered to the Employer, but not including items such as Incentive Bonus payments, perquisites, allowances, per diem payments, bonuses, incentive compensation, stock options, equity compensation, fringe benefits, special pay, awards or commissions. Base pay shall include regular basic cash remuneration that is contributed by an employee to a qualified retirement plan, nonqualified deferred compensation plan or similar plan sponsored by the Employer but it shall not include earnings on those amounts.

1.2.2. Change in Control — the occurrence of any of the following events:

(a)	a change in control of the Principal Sponsor of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Principal Sponsor is then subject to such reporting requirement;

(b)	the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Principal Sponsor or any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Principal Sponsor representing 20% or more of the combined voting power of the Principal Sponsor’s then outstanding securities, determined in accordance with Rule 13d-3, excluding, however, any securities acquired directly from the Principal Sponsor (other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Principal Sponsor); provided, however, that for purposes of this clause the term “person” shall not include the Principal Sponsor, any subsidiary of the Principal Sponsor or any employee benefit plan of the Principal Sponsor or of any subsidiary of the Principal Sponsor or of any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan;

(c)	the Continuing Directors cease to constitute a majority of the Principal Sponsor’s Board of Directors;

(d)	consummation of a reorganization, merger or consolidation of, or a sale or other disposition of all or substantially all of the assets of, the Principal Sponsor (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners of the Principal Sponsor’s outstanding voting securities immediately prior to such Business Combination beneficially own voting securities of the corporation resulting from such Business Combination having more than 50% of the combined voting power of the outstanding voting securities of such resulting Corporation and (B) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the action of the Board of Directors of the Principal Sponsor approving such Business Combination;

(e)	approval by the shareholders of the Principal Sponsor of a complete liquidation or dissolution of the Principal Sponsor; or

(f)	the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Principal Sponsor.

1.2.3. Cause — the willful and continued failure by a Participant to perform his or her duties or gross and willful misconduct including, but not limited to, wrongful appropriation of funds.

1.2.4. Code — the U.S. Internal Revenue Code of 1986, as amended.

1.2.5. Continuing Director — any person who is a member of the Board of Directors of the Principal Sponsor, while such person is a member of the Board of Directors, and who (i) was a member of the Board of Directors on the Effective Date of the Plan as first written above, or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

A Continuing Director shall not include any person who is an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate. For purposes of definition, “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Principal Sponsor representing 20% or more of the combined voting power of the Principal Sponsor’s then outstanding securities, but shall not include the Principal Sponsor, any subsidiary of the Principal Sponsor or any employee benefit plan of the Principal Sponsor or of any subsidiary of the Principal Sponsor or of any entity holding shares of common stock of the Principal Sponsor organized, appointed or established for, or pursuant to the terms of, any such plan; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

1.2.6. Disability — the Participant’s inability, due to an impairment, to perform the essential functions of the Participant’s position, with or without reasonable accommodation, provided the Participant has exhausted the Participant’s entitlement to any applicable disability-related leave of absence, if the Participant desires to take and satisfies all eligibility requirements for such leave.

1.2.7. Effective Date — January 1, 2007.

1.2.8. Eligible Employee — an individual who, immediately prior to a Change in Control, is classified by the Employer as a regular employee in an ADC global job grade 15 through 21.

Eligible Employee does not include an employee who is employed outside the United States (other than a U.S. regular employee whose assignment outside the United States has been classified by the Employer as temporary, provided that any assignment outside the United States that is expected to exceed 60 months will not be considered temporary) or who is a non-immigrant worker residing in the United States covered by any non-immigrant visa status other than an H-1B visa status.

The Employer’s classification of a person as a regular employee shall be conclusive. No reclassification of a person’s status as a regular employee with the Employer, for any reason, without regard to whether it is initiated by a court, governmental agency or otherwise and without regard to whether or not the Employer agrees to such reclassification, shall result in the person being an Eligible Employee, either retroactively or prospectively. Notwithstanding anything to the contrary in this provision, however, the Employer may declare that a reclassified person will be classified as an Eligible Employee, either retroactively or prospectively.

1.2.9. Employer — ADC Telecommunications, Inc., a Minnesota corporation, its wholly owned subsidiaries with employees who meet the definition of Eligible Employee, and any successor of the Principal Sponsor. Employer shall also refer to any affiliates designated by ADC Telecommunications, Inc.

1.2.10. ERISA — the United States Employee Retirement Income Security Act of 1974, as amended.

1.2.11. Exchange Act — the United States Securities Exchange Act of 1934, as amended.

1.2.12. Good Reason — the occurrence of any of the following events: (i) a reduction in the Participant’s Base Pay as in effect immediately prior to a Change in Control; (ii) a material modification of the Employer’s incentive compensation program (that is adverse to the Participant) as in effect immediately prior to a Change in Control; (iii) a requirement by the Employer that the Participant be based anywhere other than within fifty miles of the Participant’s work location immediately prior to a Change in Control (with exceptions for temporary business travel); or (iv) except as otherwise required by applicable law, the failure by the Employer to provide employee benefit programs and plans (including any stock ownership and stock purchase plans) that provide substantially similar benefits, in terms of aggregate monetary value, at substantially similar costs to the Participant as the benefits provided in effect immediately prior to a Change in Control. Termination or reassignment of the Participant’s employment for Cause, or by reason of Disability or death, are excluded from this definition.

1.2.13. Incentive Bonus Plan - Employer’s Management Incentive Plan (“MIP”) or Sales Management Incentive Plan (“SMIP”) or any other equivalent incentive bonus plan that the Compensation Committee of the Board has determined to be an Incentive Bonus Plan for purposes of this Plan.

1.2.14. Participant — an Eligible Employee of the Employer who becomes a Participant under the terms of Section 2 of the Plan.

1.2.15. Plan — the severance pay plan of the Employer established for the benefit of certain Eligible Employees in the event of a Change in Control and described in this Plan Statement. (As used herein, “Plan” refers to the program established by the Employer and not the document pursuant to which the Plan is maintained. That document is referred to herein as the “Plan Statement.”)

1.2.16. Plan Statement — effective January 1, 2007, this written document entitled “ADC Telecommunications, Inc. Change in Control Severance Pay Plan (2007 Restatement),” as the same may be amended from time to time thereafter.

1.2.17. Plan Year — the twelve consecutive month period ending on any December 31.

1.2.18. Principal Sponsor — ADC Telecommunications, Inc.

1.2.19. Separation from Service — a severance of an employee’s employment relationship with the Employer as a result of (a) an involuntary separation by the Employer, with or without reasonable notice, and for any reason other than Cause, or (b) a voluntary separation by the Participant for Good Reason. Separation from Service shall not include separation by reason of the Participant’s death or Disability.

(a)	Whether a Separation from Service has occurred is determined under section 409A of the Code and Treasury Regulation 1.409A-1(h) (i.e., whether the facts and circumstances indicate that the Employer and the employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months)).

(b)	Separation from Service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with the Employer or an affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for the Employer or an affiliate. Notwithstanding the foregoing, a 29 month period of absence will be substituted for such 6 month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the employee to be unable to perform the duties of his or her position of employment.

1.2.20. Specified Employee — a “specified employee” as that term is defined under section 409A of the Code and Treasury Regulation § 1.409A-1(i) (an employee who at any time during a calendar year is a “key employee” under section 416(i)(1)(A) of the Code without regard to section 416(i)(5) of the Code (generally one of the top 50 officers with earned compensation during such calendar year in excess of $145,000, as adjusted for inflation)). An employee who is a key employee for a calendar year becomes a Specified Employee as of the April 1 following such calendar year, and shall remain a Specified Employee for the twelve-month period ending March 31 of the following calendar year.

SECTION 2
PARTICIPATION

2.1. Eligibility to Participate. An individual shall become a Participant on the day such individual becomes an Eligible Employee. Notwithstanding anything to the contrary in the Plan, an individual who is an employee of a successor to the Principal Sponsor immediately prior to a Change in Control shall not be eligible for benefits under the Plan.

2.2. Termination of Participation. An individual ceases to be a Participant on the earliest of:

(a)	the date the Participant ceases to be an Eligible Employee or otherwise ceases to satisfy the Plan’s eligibility requirements, except where such cessation results in eligibility for a severance payment as provided in Section 3;

(b)	the date the Participant ceases to be an employee due to termination of the Participant’s employment (with or without reasonable notice and whether voluntary or involuntary and including retirement) with the Employer, except where such termination results in eligibility for a severance payment as provided in Section 3;

(c)	the date the Participant ceases to be an employee due to Participant’s death or Disability;

(d)	the date following a Change in Control that the Participant receives all of the severance and bonus payments due, if any, under the Plan;

(e)	the date the Plan is amended pursuant to the rules of Section 7 to exclude the Participant from participation; or

(f)	the date the Plan is terminated pursuant to the rules of Section 7.

SECTION 3
SEVERANCE PAYMENT

3.1. Eligibility for Payment. To qualify for a severance payment under this Plan, a Change in Control must occur and a Participant must: (a) be a Participant immediately prior to the time of such Change in Control and immediately prior to the Participant’s Separation from Service; and (b) have a Separation from Service that occurs within 12 months following a Change in Control.

3.2. Amount of Benefits. The severance payment to a Participant under the Plan shall be based on the Participant’s global job grade in effect immediately prior to a Change in Control. The formula for determining the Participant’s severance payment shall be calculated by first adding together: (a) the Participant’s annual Base Pay in effect immediately prior to the Change in Control or, if greater, the Separation from Service; and (b) the Participant’s annual target bonus under the Participant’s Incentive Bonus Plans in effect immediately prior to the Change in Control or, if greater, the Separation from Service. The sum of subparagraphs (a) and (b) shall then be divided by 52 to calculate a “weekly severance payment.” The total severance benefit for a Participant shall be a single lump sum payment equal to the Participant’s “weekly severance payment” multiplied by the number of weeks designated in the following table:

Grade	Number of Weeks of Severance Payments

20-21 18-19	78 weeks 52 weeks

15-17 3 weeks for each “year of service” completed by the Participant, except in no case will the severance amount be less than 17 weeks or more than 52 weeks.

For the purpose of this Section 3.2, a Participant’s “years of service” shall equal the number of twelve month periods the Participant has worked for the Employer. The measurement period for such determination shall commence on the Participant’s date of hire and end on the Participant’s Separation from Service. A year in which the Participant did not work the entire twelve month period shall be counted as a fractional year consistent with the number of full calendar months of employment during that period.

3.3. Benefit Offset. The amount of any severance payment that a Participant is entitled to under Section 3.2 shall be reduced by any cash compensation paid or payable by the Employer to the Participant associated with the Participant’s termination of employment (including any pay in lieu of notice and severance pay).

3.4. Time and Form of Payment. Payments will be made to eligible Participants in a single lump sum cash payment. Payments shall become payable on the Participant’s Separation from Service (“Payment Date”), except that in the case of a Specified Employee, the Participant’s Payment Date shall be the first day of the seventh month following Participant’s Separation from Service. Actual payment shall be made as soon as administratively feasible after the Payment Date (but in all events no later than the last day of the calendar year in which the Payment Date occurs, or two and one-half months after the Payment Date, if later). If the Participant should die before actually receiving the severance payment, such payment shall be made as soon as administratively feasible following the Participant’s death to the personal representative of the Participant’s estate (but in all events no later than the last day of the calendar year in which such death occurs, or two and one-half months after such death, if later).

3.5. Withholding Tax. The Employer shall deduct from the amount of any severance payment under the Plan any amount required to be withheld by reason of any law or regulation for the payment of federal, state or local taxes.

SECTION 4
BONUS PAYMENT

4.1. General. A Participant is eligible to receive a bonus payment provided for in this Section 4 only if the Participant is eligible to receive a severance payment as provided in Section 3. This Section 4 is intended to provide for a final payment under any applicable Incentive Bonus Plans for the bonus period in which Participant’s Separation from Service occurs.

4.2. Bonus Payments. The bonus payment shall equal (i) the bonus that Participant would have earned under any applicable Incentive Bonus Plans for the bonus period in which the Separation from Service occurs had “target” goals been achieved (without giving effect to any reduction in bonus opportunity constituting Good Reason), (ii) multiplied by a fraction, the numerator of which is the number of days worked by the Participant in the bonus period prior to the Separation from Service, and the denominator of which is the number of days in the bonus period. The bonus payment will be made to the Participant in the same manner as provided under Section 3.4.

4.3. Adjusted Bonus Payments. At the end of the bonus period, the Employer shall calculate (i) the amount that a Participant would have earned under any applicable Incentive Bonus Plans for the bonus period in which the Separation from Service occurs based on actual performance over the entire bonus period, (ii) multiplied by a fraction, the numerator of which is the number of days worked by the Participant in the bonus period prior to the Separation from Service and the denominator of which is the number of days in the bonus period (such product hereinafter referred to as the “Actual Bonus Amount”). If the Actual Bonus Amount is greater than the amount calculated under Section 4.2 above, the Employer shall pay the difference to the Participant in a single lump sum cash payment as soon as administratively feasible following the end of the bonus period (but in all events, no later than two and one-half months following the end of the bonus period). If the Participant should die before actually receiving the payment, such payment will be made to the personal representative of the Participant’s estate.

4.4. No Duplication of Benefits. Any amounts payable pursuant to this Section 4 shall be paid in lieu of any amounts payable to the Participant under the relevant Incentive Bonus Plans for the bonus period in which the Participant’s Separation from Service occurs (and such amounts shall be paid contingent upon the Participant’s acknowledgment of the same).

SECTION 5
280G LIMITATION

The amount of any cash payment to be received by Participant pursuant to Section 3 or 4 of this Plan shall be reduced (but not below zero) to the extent required so that no portion of any payment or benefit in the nature of compensation received or to be received by Participant (whether payable pursuant to the terms of this Plan or pursuant to any other plan, contract, agreement or arrangement with the Employer or any other person) (such payments or benefits are referred to collectively as the “Total Payments”) shall be treated as an “excess parachute payment” within the meaning of section 280G(b)(1) of the Code but only if and to the extent that such reduction will result in a greater after-tax benefit to Participant than the after-tax benefit to Participant of the Total Payments computed without regard to any such reduction. For purposes of determining Participant’s after-tax benefit, all state and federal taxes applicable to the Total Payments, including income tax, Participant’s share of F.I.C.A. and Medicare taxes and any excise taxes payable under Section 4999 of the Code, shall be taken into account. Only amounts payable under this Plan, and no other payments or benefits included in the Total Payments, shall be reduced pursuant to this Section 5.

The determination of whether any reduction in payments is required pursuant to Section 5 of this Plan shall be made in writing by the Principal Sponsor’s independent public accountants, or such other independent accounting firm or tax advisors selected by the Principal Sponsor in its sole discretion (the “Accountants”), whose determination shall be conclusive and binding upon Participant and the Employer for all purposes, including for purposes of Section 8 of this Plan. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations regarding applicable taxes and applicable tax rates and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, applicable regulations and other authority. The Principal Sponsor and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall provide detailed supporting calculations, in writing, to both the Principal Sponsor and the Participant of determinations made pursuant to this Section 5. The Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

In the event of any uncertainty as to whether a reduction in payments to a Participant is required pursuant to Section 5 of this Plan, the Employer shall initially make the payment to Participant and Participant shall be required to refund to the Employer any amounts ultimately determined not to have been payable under the terms of this Plan.

The Employer and the Participant shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the applicability of Section 280G or 4999 of the Code to any portion of the Total Payments. In the event of any controversy with the Internal Revenue Service or other taxing authority with regard to the applicability of Section 280G or 4999 of the Code to any portion of the Total Payments, the Employer shall have the right, exercisable in its sole discretion, to control the resolution of such controversy at its own expense. Participant and the Employer shall in good faith cooperate in the resolution of such controversy.

SECTION 6
FUNDING

The Employer may establish a trust to fund the Plan but the Employer is not under any obligation to establish a trust. A Participant will be entitled to claim benefits from the trust to the extent the Plan is funded under a trust and a Participant shall have only such rights as set forth in the trust. To the extent benefits are not funded under a trust, payments made pursuant to the Plan will be paid out of the general funds of the Employer. To the extent benefits are not funded under a trust, a Participant will not have any secured or preferred interest by way of trust, escrow, lien or otherwise in any specific assets and the Participant’s rights shall be solely those of an unsecured general creditor of the Employer.

SECTION 7
AMENDMENT AND TERMINATION

The right has been reserved to the Board of Directors of the Principal Sponsor to amend the provisions of the Plan Statement and to amend or terminate the Plan at any time prior to a Change in Control. If any of these actions are taken, affected Participants will be notified. During one year following the date of a Change in Control, the provisions of the Plan Statement may not be amended if any amendment would adversely affect the rights, expectancies or benefits provided by the Plan (as in effect immediately prior to the Change in Control) of any Participant or other person entitled to payment under the Plan. The Plan may not be terminated during the same one-year period. Except to the extent benefits have become payable but have not actually been paid, the Plan terminates automatically on the first anniversary of the date of a Change in Control, except to pay any remaining severance benefits to any Participant who has a Separation from Service on or before the Plan’s termination date and except to resolve claims for benefits under the Plan arising on or before the Plan’s termination date.

SECTION 8
CLAIMS PROCEDURE

The claims procedure set forth in this section shall be the exclusive procedure for the disposition of claims for benefits arising under this Plan.

(a)	Original Claim. Any Participant, former Participant, or beneficiary of such Participant or former Participant, if he or she so desires, may file with the Principal Sponsor a written claim for benefits under this Plan. Within ninety (90) days after the filing of such a claim, the Principal Sponsor shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Principal Sponsor shall state in writing:

(i)	the specific reasons for the denial;

(ii)	the specific references to the pertinent provisions of the Plan on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claims review procedure set forth in this section.

(b)	Review of Denied Claim. Within sixty (60) days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Principal Sponsor a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the Principal Sponsor shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.

(c)	General Rules.

(i)	No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure. The Principal Sponsor may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Principal Sponsor upon request.

(ii)	All decisions on claims and on requests for a review of denied claims shall be made by the Principal Sponsor or its delegate.

(iii)	The Principal Sponsor may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

(iv)	A claimant may be represented by a lawyer or other representative (at the claimant’s own expense), but the Principal Sponsor reserves the right to require the claimant to furnish written authorization thereof. A claimant’s representative shall be entitled, upon request, to copies of all notices given to the claimant.

(v)	The decision of the Principal Sponsor on a claim and on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(vi)	Prior to filing a claim or a request for a review of a denied claim, the claimant or his or her representative shall have a reasonable opportunity to review a copy of the Plan and all other pertinent documents in the possession of the Principal Sponsor.

(vii)	The Principal Sponsor may permanently or temporarily delegate its responsibilities under this claims procedure to an individual or a committee of individuals.

SECTION 9
MISCELLANEOUS

9.1. Type of Plan. Section 3 of the Plan is a severance pay welfare benefit plan and not a pension benefit plan. Section 4 of the Plan is a payroll practice. Any severance payment under Section 3 of the Plan will not be contingent directly or indirectly upon an employee retiring and shall not be made beyond 24 months after the employee’s Separation from Service. Section 4 is neither a severance pay welfare benefit plan nor a pension benefit plan.

9.2. No Assignment. No Participant shall have any transmissible interest in any benefit under the Plan nor shall any Participant have any power to anticipate, alienate, dispose of, pledge or encumber the same, nor shall the Employer recognize any assignment thereof, either in whole or in part, nor shall any benefit be subject to attachment, garnishment, execution following judgment or other legal process.

9.3. Named Fiduciaries. The Principal Sponsor and any committee appointed hereunder to decide claims shall be named fiduciaries for the purpose of section 402(a) of ERISA.

9.4. Administrator. The Principal Sponsor shall be the administrator for purposes of section 3(16)(A) of ERISA.

9.5. Service of Legal Process. The corporate secretary of ADC Telecommunications, Inc. is designated as agent for service of legal process against the Plan. Also, service of legal process may be made upon ADC Telecommunications, Inc. as Plan Administrator.

9.6. Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan which shall remain in full force and effect.

9.7. Governing Law. This Plan Statement has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State and shall, except to the extent that U.S. federal law is controlling, be construed and enforced in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law, provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

9.8. No Employment Rights. Neither the terms of this Plan Statement nor the benefits hereunder nor the continuance thereof shall be a term of the employment of any employee, and the Employer shall not be obliged to continue the Plan. The terms of this Plan Statement shall not give any employee the right to be retained in the employment of the Employer. The Employer assumes no obligation to the participants under this Plan Statement with respect to any doctrine or principle of acquired rights or similar concept.

9.9. No Guarantee. Neither the members of any committee appointed by the Principal Sponsor nor any of the Employer’s officers in any way secure or guarantee the payment of any benefit or amount which may become due and payable hereunder to any Participant. Neither the members of any committee nor any of the Employer’s officers shall be under any liability or responsibility (except to the extent that liability is imposed under ERISA) for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of the Employer.

9.10. No Co-Fiduciary Responsibility. Except as is otherwise provided in ERISA, no fiduciary shall be liable for an act or omission of another person with regard to a fiduciary responsibility that has been allocated to or delegated to said person in this Plan Statement or pursuant to procedures set forth in this Plan Statement.